Exhibit 99.1

AEGION CORPORATION INCREASES SECOND QUARTER NON-GAAP EARNINGS PER SHARE BY 64 PERCENT TO $0.33 COMPARED TO SECOND QUARTER 2011

The Company reaffirms 2012 non-GAAP earnings per share guidance of $1.40 to $1.60 reflecting continued strong operating conditions in Energy and Mining and Commercial and Structural and improving margins in North American Water and Wastewater, partially offset by unfavorable economic conditions in Europe and delayed timing associated with the CRTS/Wasit project

•	North American Water and Wastewater segment improved operating income to $5.9 million in the second quarter of 2012 compared to an operating loss of $0.2 million in the prior year quarter

•	Energy and Mining increased operating income by 93 percent, or $6.5 million, with operating margins of 10.3 percent

•	Commercial and Structural segment contributed $2.7 million to operating income at a 13 percent operating margin, excluding acquisition-related expenses for the Fyfe Asia acquisition

•
Strong earnings and much improved working capital management resulted in cash flow from operating activities in the second quarter and first six months of 2012 of $28 million and $47 million, respectively

St. Louis, MO – July 30, 2012 – Aegion Corporation (Nasdaq Global Select Market: AEGN) today reported 2012 second quarter net income of $12.9 million, or $0.33 per diluted share (non-GAAP), excluding the impact of $1.4 million (pre-tax) of acquisition-related expenses from the Fyfe Asia transaction, compared to net income of $7.9 million, or $0.20 per diluted share (non-GAAP), in the second quarter of 2011.  Inclusive of the acquisition-related expenses, net income for the second quarter of 2012 was $11.5 million, or $0.29 per diluted share.  For the first six months of 2012, net income was $20.2 million, or $0.51 per diluted share, excluding acquisition-related expenses of $2.0 million.  Inclusive of these acquisition-related expenses, reported net income was $18.2 million, or $0.46 per diluted share.

J. Joseph Burgess, Aegion’s President and Chief Executive Officer, commented, “Our second quarter results validate the recovery in profit and cash generation from our North American Water and Wastewater segment, the continued strong growth we expect from Energy and Mining this year and contributions from our new Commercial and Structural platform.  I am very pleased with the results for the quarter despite deteriorating economic conditions in Europe resulting in project delays for cured-in-place pipe contract installations and deferred third-party product sales.”

“These financial results are a direct representation of our diversification strategy and our building capability to drive growth through the various products and services we offer over a range of end infrastructure markets.  This gives us confidence in the remainder of 2012 to manage the challenges we see in Europe, complete the close out of projects in Asia-Pacific, and adjust to a revised start date for the CRTS/Wasit off shore project in Saudi Arabia.  We now expect a late fall start for this signature internal welded joint coating project, and we now expect over 90 percent of the project to be completed in 2013.”

“The growth we see across our platforms and businesses continues to set the stage for continued strong performance over the remainder of 2012.  We expect further operating margin improvement in our North America Water and Wastewater segment, record revenues and profits for 2012 for our Energy and Mining platform and strong contributions from our Commercial and Structural segment.  That strength comes from a growing backlog that now stands at $494.7 million as of June 30, 2012, a 7.8 percent increase over the first quarter of 2012 and a 20.6 percent increase compared to June 30, 2011.  The bid table across key segments of our Company continues to build giving us an early indication of further growth in 2013, primarily for our Energy and Mining and Commercial and Structural platforms.”

“The growth we expect from our key drivers in 2012 positions us to deliver non-GAAP earnings per share in the range of $1.40 to $1.60 for 2012.  We believe it is appropriate to keep a wider range of expectation because of the economic challenges in Europe, coupled with the possibility of further delays in the start of the CRTS/Wasit project.  Return on invested capital remains on track to reach nearly 10 percent for the year, and we expect to generate cash flow from operations in the range of $85 to $90 million in 2012.”

Consolidated Highlights

For the second quarter of 2012 compared to the same quarter of 2011, revenues increased $32.5 million, or 14.5 percent, primarily due to the inclusion of revenues from our 2011 acquisitions and as a result of growth in our United Pipeline Systems business, partially offset by lower revenues in our Water and Wastewater platform.

Our Commercial and Structural segment had a 160 basis point favorable impact to our overall 24.2 percent second quarter consolidated gross margin.

For the quarter, gross profit increased by 36.2 percent to $62.4 million compared to the prior year quarter, led by Energy and Mining, which increased gross profit by 33.7 percent to $33.2 million, and North American Water and Wastewater, which increased gross profit by 28.9 percent to $17.1 million.  Gross margins have improved from 14.8 percent in the second quarter of 2011 to 21.5 percent in the second quarter of 2012 in our North American Water and Wastewater segment because of our improved project management organizational structure and better project execution.  Our Commercial and Structural segment contributed $9.0 million to gross profit, or 43.4 percent gross margins, on the strength of project execution from Fyfe North America.  Consolidated gross margins were 24.2 percent, a 380 basis point increase compared to the second quarter of 2011.

Operating expenses increased $5.0 million, or 13.2 percent, for the second quarter of 2012 compared to the second quarter of 2011 because of the addition of $8.5 million of operating expenses (including purchase price depreciation and amortization) of businesses acquired in the second half of 2011 and the first half of 2012.  Offsetting the inclusion of operating expenses from the acquired businesses was a $3.6 million decrease in operating expenses in the quarter, primarily from the restructuring and cost reduction efforts initiated in the second half of 2011 in our global water and wastewater businesses.

Operating income, excluding acquisition-related transaction expenses, more than doubled to $19.8 million (non-GAAP) from $8.2 million in the second quarter of 2011.  Energy and Mining operating income grew 92.6 percent to $13.5 million, while North American Water and Wastewater operating income reached $5.9 million as compared to a loss of $0.2 million in the prior year quarter.  These increases were partially offset by a $1.0 million decrease in operating income in our European Water and Wastewater segment because of weakened market conditions throughout Europe.   In addition, costs associated with the close out of older, loss producing projects in Singapore, along with delays in project releases and poor weather in Australia resulted in a $3.0 million operating loss for our Asia-Pacific Water and Wastewater segment for the second quarter of 2012. Our Commercial and Structural segment, excluding acquisition-related expenses, contributed $2.7 million in operating income during the second quarter of 2012 (non-GAAP).  Operating margins increased to 7.7 percent (non-GAAP) in the quarter compared to 3.6 percent (non-GAAP) in the second quarter of 2011.

For the first six months of 2012, revenues grew by 12 percent to $488.1 million compared to the prior year period, primarily from strong performance from Energy and Mining and a significant contribution from our Commercial and Structural segment.  For such period compared to the prior year period, gross profit increased 32 percent to $115.1 million with a 360 basis point margin expansion to 23.6 percent.  Operating expense increased by 14 percent as a result of the 2011 and 2012 acquisitions and the Company’s investment for future growth, primarily in the Commercial and Structural segment. For such period, operating income, excluding acquisition-related expenses, more than doubled to $31.2 million and margins expanded by 330 basis points to 6.4 percent (non-GAAP).

Cash Flow For The First Six Months of 2012

Net cash flow from operations in the first six months of 2012 was $47.0 million, or 246 percent of net income, as compared to cash from operations of $5.5 million in the first six months of 2011.  The largest contributor to the increase was from the impact of strong collections of receivables, along with a significant improvement in net income and cash management practices.

Net cash flow from investing activities was a $61.3 million use of cash as a result of the purchase of Fyfe Asia (for a net purchase price of $39.4 million) and higher capital expenditures totaling $21.9 million compared to $11.0 million in the first six months of 2011.  The increase in capital expenditures in the first six months of 2012 was attributable to our initial funding of an insulation coating plant in partnership with Wasco Energy at our facility in New Iberia, Louisiana and expansion of our Canadian coating operation.  We spent $10.4 million on these two projects in the first six months of 2012, a portion of which we received from our joint venture partners.  The higher use of cash in the quarter was also the result of the purchase of Fyfe Latin America (for a net purchase price of $3.0 million).

For the six months ended June 30, 2012, net cash from financing activities was $15.9 million because of a drawdown of $26.0 million on our line of credit for a portion of this funding of the Fyfe Asia acquisition in April 2012 and for working capital needs.  During the first six months of 2012, we also repurchased $6.3 million of our common stock in open market repurchases and in connection with our Company equity incentive program.  We also repaid $12.5 million on our term loan in accordance with the terms of our credit facility.

Net cash flow for the first six months of 2012 was a $0.6 million source of cash as compared to a $6.8 million use of cash in the first six months of 2011.

Consolidated Backlog

AEGION CORPORATION AND SUBSIDIARIES
CONTRACT BACKLOG
(Unaudited in millions)

Backlog(1)	June 30, 2012	March 31, 2012	December 31, 2011	June 30, 2011
Energy and Mining(2)	$250.0	$255.2	$256.4	$168.1
North American Water and Wastewater	158.2	132.5	130.0	169.5
European Water and Wastewater	20.9	19.2	20.7	22.2
Asia-Pacific Water and Wastewater	36.1	32.8	37.5	50.3
Commercial and Structural(3)	29.5	19.3	19.6	–
Total	$494.7	$459.0	$464.2	$410.1

(1)
Contract backlog is our expectation of revenues to be generated from received, signed and uncompleted contracts, the cancellation of which is not anticipated at the time of reporting. Contract backlog excludes any term contract amounts for which there is not specific and determinable work released and projects where we have been advised that we are the low bidder, but have not formally been awarded the contract.

(2)	Backlog at December 31, 2011 includes backlog from the August 2011 acquisition of Hockway. Backlog at June 30, 2011 includes backlog from the June 2011 acquisition of CRTS.
(3)
Backlog at June 30, 2012 includes backlog from our April 2012 acquisition of Fyfe Asia.  Backlog at March 31, 2012 includes backlog from ourJanuary 2012 acquisition of Fyfe Latin America.  Backlog at December 31, 2011 includes backlog from our August 2011 acquisition of Fyfe North America.

Our Energy and Mining segment contract backlog decreased slightly at June 30, 2012 compared to the first quarter of 2012 primarily driven by the significantly increased second quarter revenues across all operations, most notably our United Pipeline Systems operations. During the first quarter, we began to recognize revenues from mobilization, engineering and raw materials for pipe production against contract backlog for our United Pipeline Systems Tite Liner® project in Morocco and CRTS’s project for Wasit.  Corrpro reached record backlog levels at June 30, 2012 due in part to strong bidding and project activity in the Canadian and North American markets.

Contract backlog in our North American Water and Wastewater segment increased to $158.2 million at June 30, 2012 compared to $132.5 million at March 31, 2012.  The Eastern and Western regions of the United States showed increases from the previous quarter end resulting from sustained market bidding opportunities and improved bid win rates.  These increases were partially offset by decreases in Canadian backlog from strong second quarter revenue generation.  During the second quarter of 2012, the Company won a large diameter cured-in-place pipe rehabilitation project in Texas valued at $16.3 million over a three-year period.

Contract backlog in our European Water and Wastewater segment was $20.9 million at June 30, 2012 and represented a slight increase from March 31, 2012.  The increase was primarily a result of higher backlog in the United Kingdom.  We remain cautious about the opportunities across Europe because of the continued weak market conditions and a worsening economic outlook.

Our Asia-Pacific Water and Wastewater segment contract backlog at June 30, 2012,  increased from March 31, 2012 due to the recent $9.5 million awards in Malaysia, partially offset by the lack of large awards in Australia in 2012 primarily from bid delays. We anticipate a slight increase in backlog in the second half of 2012 from stronger markets in both Australia and Hong Kong.

Backlog at June 30, 2012 for our Commercial and Structural segment was $29.5 million compared to $19.3 million at March 31, 2012. The backlog at June 30, 2012 includes $14.1 million of backlog related to the newly acquired Fyfe Asia operations. The North American operations experienced a slight backlog decrease from March 31, 2012 from strong second quarter revenue generation and project timing during the second quarter of 2012. Project quoting activity continues to be strong for all areas of Fyfe’s business, both domestically and internationally. This segment has recently negotiated and bid a significant number of projects that should be awarded and signed in the third quarter.

Segment Reporting

Energy and Mining

	Quarters Ended June 30,		Increase (Decrease)
	2012	2011	$	%
Revenues	$130,941	$100,400	$30,541	30.4%
Gross profit	33,177	24,822	8,355	33.7
Gross profit margin	25.3%	24.7%	n/a	0.6
Operating expenses	19,720	17,510	2,210	12.6
Acquisition-related expenses	—	326	(326)	n/m
Operating income	13,457	6,986	6,471	92.6
Operating margin	10.3%	7.0%	n/a	3.3

	Six Months Ended June 30,		Increase (Decrease)
	2012	2011	$	%
Revenues	$245,981	$195,857	$50,124	25.6%
Gross profit	60,078	47,914	12,164	25.4
Gross profit margin	24.4%	24.5%	n/a	(0.1)
Operating expenses	39,181	34,212	4,969	14.5
Acquisition-related expenses	—	326	(326)	n/m
Operating income	20,897	13,376	7,521	56.2
Operating margin	8.5%	6.8%	n/a	1.7

In the second quarter of 2012, our Energy and Mining operating income increased by $6.5 million, or 92.6 percent, compared to the second quarter of 2011.  All platforms of our Energy and Mining operation increased revenues during the quarter. The second quarter of 2012 results also included $2.4 million of operating income from our 2011 acquisitions, primarily CRTS, which delivered strong performance relative to our expectations and its historical performance.

During the quarter, gross margins increased by 60 basis points compared to the prior year quarter because of improved margins in our pipe coating businesses from larger project activity. Additionally, CRTS performed well with gross margins in excess of 60 percent from strong project activity. These increases were offset by anticipated lower margins associated with international projects in our United Pipeline Systems industrial linings operations.

Operating expenses increased $2.2 million for the second quarter of 2012 compared to the prior year quarter primarily due to operating expenses attributable to CRTS and Hockway, which were acquired on June 30 and August 3, 2011, respectively.

We continue to believe that improving global end markets and our strong position in high spend areas will lead to continued expansion in 2012 within existing geographies for Corrpro’s corrosion engineering services, United Pipeline System’s Tite Liner® technology and CRTS’s proprietary robotics technologies as well as into new geographies, specifically, the Middle East, North Africa, South America and to a certain extent Asia.

North American Water and Wastewater

	Quarters Ended June 30,		Increase (Decrease)
	2012	2011	$	%
Revenues	$79,492	$89,544	$(10,052)	(11.2)%
Gross profit	17,097	13,268	3,829	28.9
Gross profit margin	21.5%	14.8%	n/a	6.7
Operating expenses	11,214	13,442	(2,228)	(16.6)
Operating income (loss)	5,883	(174)	6,057	3,481.0
Operating margin	7.4%	(0.2)%	n/a	7.6

	Six Months Ended June 30,		Increase (Decrease)
	2012	2011	$	%
Revenues	$153,829	$171,404	$(17,575)	(10.3)%
Gross profit	31,667	24,410	7,257	29.7
Gross profit margin	20.6%	14.2%	n/a	6.4
Operating expenses	21,594	26,260	(4,666)	(17.8)
Operating income (loss)	10,073	(1,850)	11,923	644.5
Operating margin	6.5%	(1.1)%	n/a	7.6

In the second quarter of 2012, North American Water and Wastewater operating income increased by $6.1 million compared to the prior year quarter. The second quarter of 2012 was the fourth consecutive quarter with improved operating profits and margins from performance in the United States and steady execution in Canada. These margin improvements were achieved despite an 11.2 percent decrease in revenues primarily as a result of reduced crew capacity in response to the market contraction in 2011 as well as due to our more selective targeting of bid opportunities to support margin expansion. Third party product sales increased 28.9 percent to $5.6 million because of continued increased market penetration.

We experienced a 670 basis point improvement in gross margins for the quarter as a result of our efforts to improve project execution and through our enhanced project management organizational structure (which began in early 2011).

Operating expenses in this segment decreased by $2.2 million, or 16.6 percent, quarter over quarter, primarily from a continued focus on operational efficiencies and resource management, which included cost reduction initiatives taken in the second half of 2011.

We expect to see continued gross and operating profit and margin improvements from our focused efforts on execution, project management and third party tube sales.  This is all in the context of a challenging but stabilized water and wastewater market.

European Water and Wastewater

	Quarters Ended June 30,		Increase (Decrease)
	2012	2011	$	%
Revenues	$17,519	$23,609	$(6,090)	(25.8)%
Gross profit	4,355	6,111	(1,756)	(28.7)
Gross profit margin	24.9%	25.9%	n/a	(1.0)
Operating expenses	3,651	4,390	(739)	(16.8)
Operating income	704	1,721	(1,017)	(59.1)
Operating margin	4.0%	7.3%	n/a	(3.3)

	Six Months Ended June 30,		Increase (Decrease)
	2012	2011	$	%
Revenues	$33,595	$44,370	$(10,775)	(24.3)%
Gross profit	7,707	10,634	(2,927)	(27.5)
Gross profit margin	22.9%	24.0%	n/a	(1.1)
Operating expenses	7,289	8,311	(1,022)	(12.3)
Operating income	418	2,323	(1,905)	(82.0)
Operating margin	1.2%	5.2%	n/a	(4.0)

In the second quarter of 2012, our European Water and Wastewater business operating income declined approximately $1.0 million, or 59.1 percent, compared to the second quarter of 2011. The decline in this segment was primarily related to deteriorating economic conditions throughout Europe.  Gross profit declined as a result of the 25.8 percent drop in revenues, which affected our ability to leverage fixed costs in the second quarter. Operating expenses declined because of cost reduction efforts that were made throughout the region, particularly in the United Kingdom during the end of 2011.

We have experienced weaker market conditions throughout Europe during the first six months of 2012 compared to 2011 and we expect these market conditions to continue throughout the second half of 2012 in many of our European geographies. We do expect our performance to improve slightly through the second half of the year, but we anticipate our year over year performance will be down compared to the prior year financial results for this segment.

Asia-Pacific Water and Wastewater

	Quarters Ended June 30,		Increase (Decrease)
	2012	2011	$	%
Revenues	$8,757	$11,432	$(2,675)	(23.4)%
Gross profit	(1,248)	1,639	(2,887)	(176.1)
Gross profit margin	(14.3)%	14.3%	n/a	(28.6)
Operating expenses	1,726	2,332	(606)	(26.0)
Operating loss	(2,974)	(693)	(2,281)	329.1
Operating margin	(34.0)%	(6.1)%	n/a	(27.9)

	Six Months Ended June 30,		Increase (Decrease)
	2012	2011	$	%
Revenues	$19,351	$23,941	$(4,590)	(19.2)%
Gross profit	(995)	4,056	(5,051)	(124.5)
Gross profit margin	(5.1)%	16.9%	n/a	(22.0)
Operating expenses	3,771	4,576	(805)	(17.6)
Operating loss	(4,766)	(520)	(4,246)	816.5
Operating margin	(24.6)%	(2.2)%	n/a	(22.4)

In the second quarter of 2012, our Asia-Pacific Water and Wastewater business reported an operating loss of $3.0 million, primarily from continued delays closing out older, loss producing projects in our Singapore operation.  These projects will be substantially completed in the third quarter of 2012.  In Australia, we experienced a number of customer driven project release delays and we also encountered poor weather delaying installation activities through a large portion of the quarter.  These conditions contributed to lower revenues and lower gross profit compared to the second quarter of 2011. Operating expenses declined during the quarter due to cost containment efforts throughout the region, most notably India.

We expect performance for this segment to improve over the course of the year, as we have recently been awarded two large projects in Malaysia and anticipate a return to normal conditions in Australia, where we have significant bidding opportunities and contract renewals in the third quarter along with the absence of continuing recent losses in Singapore.  We also expect to see continued growth in third party tube sales.

Commercial and Structural

	Quarters Ended June 30,		Increase (Decrease)
	2012	2011	$	%
Revenues	$20,822	$—	$20,822	n/m
Gross profit	9,046	—	9,046	n/m
Gross profit margin	43.4%	—	n/a	n/m
Operating expenses	6,341	—	6,341	n/m
Acquisition-related expenses	1,412	—	1,412	n/m
Operating income	1,293	—	1,293	n/m
Operating margin	6.2%	—	n/a	n/m

	Six Months Ended June 30,		Increase (Decrease)
	2012	2011	$	%
Revenues	$35,369	$—	$35,369	n/m
Gross profit	16,654	—	16,654	n/m
Gross profit margin	47.1%	—	n/a	n/m
Operating expenses	12,027	—	12,027	n/m
Acquisition-related expenses	1,987	—	1,987	n/m
Operating income	2,640	—	2,640	n/m
Operating margin	7.5%	—	n/a	n/m

We established our Commercial and Structural reporting segment in connection with our August 2011 acquisition of Fyfe North America and expanded this segment with the January 2012 acquisition of the Fyfe Latin America operations and the April 2012 acquisition of the Fyfe Asia operations.  There were no Commercial and Structural segment results prior to August 2011.

The Fyfe North American business performed in-line with our expectations in the second quarter of 2012, with gross margins of 45.9 percent and operating income of $3.6 million, inclusive of $0.9 million of purchase price depreciation and amortization.  Fyfe North America’s performance was bolstered by continued high productivity and margins on water transmission rehabilitation projects. Fyfe Latin America contributed $0.3 million in revenue and $0.1 million in operating losses during the quarter while Fyfe Asia contributed $3.9 million in revenue and $0.2 million in operating profit, excluding acquisition-related expenses, during nearly three months of operations.

During the second quarter of 2012, we incurred $1.4 million of acquisition-related expenses for the April 2012 acquisition of Fyfe Group’s Asian operations.

We believe that the Fyfe businesses will significantly accelerate the pace of growth they have experienced over the last few years as we integrate all three businesses with our global distribution network, increase our investment in business development, and invest in product innovation to exploit further growth opportunities across their current key vertical end markets defined as buildings, pipelines, waterfront structures and industrial infrastructure. We anticipate that the Commercial and Structural segment will provide strong contributions to earnings for the remainder of 2012.

Aegion Corporation is a global leader in infrastructure protection, providing proprietary technologies and services to protect against the corrosion of industrial pipelines and for the rehabilitation and strengthening of water, wastewater, energy and mining piping systems and buildings, bridges, tunnels and waterfront structures. More information about Aegion can be found on our internet site at www.aegion.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  We make forward-looking statements in this news release that represent our beliefs or expectations about future events or financial performance.  These forward-looking statements are based on information currently available to us and on management’s beliefs, assumptions, estimates or projections and are not guarantees of future events or results.  When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend, “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission on February 28, 2012. In light of these risks, uncertainties and assumptions, the forward-looking events may not occur.  In addition, our actual results may vary materially from those anticipated, estimated, suggested or projected.  Except as required by law, we do not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise.  Investors should, however, review additional disclosures made by us from time to time in our periodic filings with the Securities and Exchange Commission.  Please use caution and do not place reliance on forward-looking statements.  All forward-looking statements made by us in this news release are qualified by these cautionary statements.

Regulation G Statement

We have presented certain information in this release excluding certain items that impacted income, expense and earnings per share. The (non-GAAP) earnings per share exclude the earnings impact of acquisition-related expenses. Aegion management uses such non-GAAP information internally to evaluate financial performance for our operations, as we believe it allows us to more accurately compare our ongoing performance across periods.

Aegion™, the Aegion™ logo, Insituform®, the Insituform® logo, United Pipeline Systems®, Tite Liner®, Bayou Companies™, Corrpro®, CRTS™, Fibrwrap® and Fyfe™ are the registered and unregistered trademarks of Aegion Corporation and its affiliates.

CONTACT:	Aegion Corporation David A. Martin, Senior Vice President and Chief Financial Officer (636) 530-8000

AEGION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share information)

	For the Quarters Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Revenues	$257,531	$224,985	$488,125	$435,572
Cost of revenues	195,104	179,145	373,014	348,558
Gross profit	62,427	45,840	115,111	87,014
Operating expenses	42,652	37,674	83,862	73,359
Acquisition-related expenses	1,412	326	1,987	326
Operating income	18,363	7,840	29,262	13,329
Other income (expense):
Interest expense	(2,778)	(1,666)	(5,178)	(3,659)
Interest income	77	51	145	136
Other	(1,458)	2,247	(1,045)	1,781
Total other income (expense)	(4,159)	632	(6,078)	(1,742)
Income before taxes on income	14,204	8,472	23,184	11,587
Taxes on income	4,001	1,961	6,484	2,802
Income before equity in earnings of affiliated companies	10,203	6,511	16,700	8,785
Equity in earnings of affiliated companies	1,735	762	2,387	1,615
Net income	11,938	7,273	19,087	10,400
Non-controlling interests	(440)	356	(865)	235
Net income attributable to Aegion Corporation	$11,498	$7,629	$18,222	$10,635

Earnings per share attributable to Aegion Corporation:
Basic:	$0.29	$0.19	$0.46	$0.27
Diluted:	0.29	0.19	0.46	0.27
Weighted average shares outstanding - Basic	39,277,537	39,343,690	39,237,141	39,308,049
Weighted average shares outstanding - Diluted	39,570,342	39,732,077	39,535,197	39,717,919

AEGION CORPORATION AND SUBSIDIARIES
STATEMENT OF OPERATIONS RECONCILIATION
For the Quarter Ended June 30, 2012
(Unaudited) (Non-GAAP)
(in thousands, except share and per share information)

	Consolidated results	Acquisition-related expenses	Results excluding Acquisition-related expenses
Revenues	$257,531	$—	$257,531
Cost of revenues	195,104	—	195,104
Gross profit	62,427	—	62,427
Operating expenses	44,064	(1,412)	42,652
Operating income	18,363	1,412	19,775
Other income (expense):
Interest expense	(2,778)	—	(2,778)
Interest income	77	—	77
Other	(1,458)	—	(1,458)
Total other expense	(4,159)	—	(4,159)
Income before taxes on income	14,204	1,412	15,616
Taxes on income	4,001	—	4,001
Income before equity in earnings of affiliated companies	10,203	1,412	11,615
Equity in earnings of affiliated companies	1,735	—	1,735
Net income	11,938	1,412	13,350
Non-controlling interests	(440)	—	(440)
Net income attributable to Aegion Corporation	11,498	1,412	12,910

Diluted earnings per share:
Net income	$0.29		$0.33

Weighted average shares outstanding - Diluted	39,570,342		39,570,342

AEGION CORPORATION AND SUBSIDIARIES
STATEMENT OF OPERATIONS RECONCILIATION
For the Six-Month Period Ended June 30, 2012
(Unaudited) (Non-GAAP)
(in thousands, except share and per share information)

	Consolidated results	Acquisition-related expenses	Results excluding Acquisition-related expenses
Revenues	$488,125	$—	$488,125
Cost of revenues	373,014	—	373,014
Gross profit	115,111	—	115,111
Operating expenses	85,849	(1,987)	83,862
Operating income	29,262	1,987	31,249
Other income (expense):
Interest expense	(5,178)	—	(5,178)
Interest income	145	—	145
Other	(1,045)	—	(1,045)
Total other expense	(6,078)	—	(6,078)
Income before taxes on income	23,184	1,987	25,171
Taxes on income	6,484	14	6,498
Income before equity in earnings of affiliated companies	16,700	1,973	18,673
Equity in earnings of affiliated companies	2,387	—	2,387
Net income	19,087	1,973	21,060
Non-controlling interests	(865)	—	(865)
Net income attributable to Aegion Corporation	18,222	1,973	20,195
Diluted earnings per share:
Net income	$0.46		$0.51
Weighted average shares outstanding - Diluted	39,535,197		39,535,197

AEGION CORPORATION AND SUBSIDIARIES
SEGMENT DATA
(Unaudited)
(In thousands)

	Quarters Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Energy and Mining	$130,941	$100,400	$245,981	$195,857
North American Water and Wastewater	79,492	89,544	153,829	171,404
European Water and Wastewater	17,519	23,609	33,595	44,370
Asia-Pacific Water and Wastewater	8,757	11,432	19,351	23,941
Commercial and Structural	20,822	—	35,369
Total revenues	$257,531	$224,985	$488,125	$435,572

Gross profit (loss):
Energy and Mining	$33,177	$24,822	$60,078	$47,914
North American Water and Wastewater	17,097	13,268	31,667	24,410
European Water and Wastewater	4,355	6,111	7,707	10,634
Asia-Pacific Water and Wastewater	(1,248)	1,639	(995)	4,056
Commercial and Structural	9,046		16,654
Total gross profit	$62,427	$45,840	$115,111	$87,014

Operating income (loss):
Energy and Mining	$13,457	$6,986	$20,897	$13,376
North American Water and Wastewater	5,883	(174)	10,073	(1,850)
European Water and Wastewater	704	1,721	418	2,323
Asia-Pacific Water and Wastewater	(2,974)	(693)	(4,766)	(520)
Commercial and Structural	1,293		2,640
Total operating income	$18,363	$7,840	$29,262	$13,329

AEGION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share amounts)

	June 30, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$106,725	$106,129
Restricted cash	1,544	82
Receivables, net	217,604	228,313
Retainage	36,874	33,933
Costs and estimated earnings in excess of billings	74,374	67,683
Inventories	60,157	54,540
Prepaid expenses and other current assets	28,472	27,305
Total current assets	525,750	517,985
Property, plant & equipment, less accumulated depreciation	174,072	168,945
Other assets
Goodwill	271,491	249,888
Identified intangible assets, less accumulated amortization	161,512	149,655
Investments	25,727	26,680
Deferred income tax assets	5,242	5,418
Other assets	7,348	6,393
Total other assets	471,320	438,034
Total Assets	$1,171,142	$1,124,964

Liabilities and Equity
Current liabilities
Accounts payable	79,310	72,326
Accrued expenses	70,782	69,417
Billings in excess of costs and estimated earnings	18,630	24,435
Current maturities of long-term debt and line of credit	28,610	26,541
Total current liabilities	197,332	192,719
Long-term debt, less current maturities	237,349	222,868
Deferred income tax liabilities	39,876	38,167
Other non-current liabilities	25,613	22,221
Total liabilities	500,170	475,975

Equity
Common stock, $.01 par – shares authorized 125,000,000; shares issued and outstanding 39,279,799 and 39,352,375, respectively	393	394
Additional paid-in capital	259,050	260,680
Retained earnings	392,018	373,796
Accumulated other comprehensive income	5,455	5,862
Total stockholders' equity	656,916	640,732
Non-controlling interests	14,056	8,257
Total equity	670,972	648,989
Total Liabilities and Equity	$1,171,142	$1,124,964

AEGION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	For the Six Months Ended June 30,
	2012	2011
Cash flows from operating activities:
Net income	$19,087	$10,400
Adjustments to reconcile to net cash provided by (used in) operating activities:
Depreciation and amortization	19,734	17,279
Gain on sale of fixed assets	(33)	(360)
Equity-based compensation expense	4,010	4,007
Deferred income taxes	352	(1,548)
Equity in earnings of affiliated companies	(2,387)	(1,615)
(Gain) loss on foreign currency transactions	269	(2,010)
Other	964	(984)
Changes in operating assets and liabilities:
Restricted cash	(1,462)	600
Return on equity of affiliated companies	3,401	4,722
Receivables net, retainage and costs and estimated earnings in excess of billings	10,223	(3,441)
Inventories	(5,020)	(999)
Prepaid expenses and other assets	2,175	(1,223)
Accounts payable and accrued expenses	(4,084)	(17,662)
Other operating	(225)	(1,694)
Net cash provided by operating activities	47,004	5,472

Cash flows from investing activities:
Capital expenditures	(21,872)	(11,004)
Proceeds from sale of fixed assets	2,849	599
Patent expenditures	(347)	(700)
Receipt of cash from Hockway sellers due to final net working capital adjustments	1,048	—
Purchase of Fyfe Latin America, net of cash acquired	(3,048)	—
Purchase of Fyfe Asia, net of cash acquired	(39,415)	—
Payment to Fyfe NA sellers for final net working capital adjustments	(532)	—
Purchase of CRTS, net of cash acquired	—	(23,639)
Net cash used in investing activities	(61,317)	(34,744)

Cash flows from financing activities:
Issuance of common stock upon stock option exercises, including tax benefit	620	3,303
Investments from noncontrolling interests	4,939	141
Distributions/dividends to noncontrolling interests	—	(1,729)
Repurchase of common stock	(6,264)	—
Proceeds on notes payable	2,850	35
Principal payments on notes payable	(713)	(1,564)
Proceeds from line of credit	26,000	25,000
Proceeds from long-term debt	976	—
Principal payments on long-term debt	(12,500)	(5,000)
Other financing activities	—	(173)
Net cash provided by financing activities	15,908	20,013
Effect of exchange rate changes on cash	(999)	2,434
Net increase (decrease) in cash and cash equivalents for the period	596	(6,825)
Cash and cash equivalents, beginning of period	106,129	114,829
Cash and cash equivalents, end of period	$106,725	$108,004